Exhibit 99.1

SHERWIN-WILLIAMS AND VALSPAR REACH AGREEMENT TO SELL VALSPAR’S NORTH AMERICAN INDUSTRIAL WOOD COATINGS BUSINESS TO AXALTA COATINGS SYSTEMS

CLEVELAND, OH and MINNEAPOLIS, MN – April 12, 2017 – The Sherwin-Williams Company (NYSE: SHW) and The Valspar Corporation (NYSE: VAL) today announced that they have entered into a definitive agreement with Axalta Coating Systems (NYSE: AXTA) to sell the assets related to Valspar’s North American Industrial Wood Coatings business to Axalta for $420 million in cash. Valspar’s North American Industrial Wood Coatings business had revenues of approximately $225 million in 2016 and is one of the leading providers of coatings for OEM and aftermarket Industrial Wood markets, including building products, cabinets, flooring and furniture in North America.

The companies are divesting the business in connection with the reviews by the Federal Trade Commission (FTC) and Canadian Competition Bureau (CCB) of the proposed acquisition of Valspar by Sherwin-Williams.

John G. Morikis, Chairman, President and Chief Executive Officer of Sherwin-Williams, said, “With this agreement, we believe that we have addressed regulatory concerns appropriately and we are moving forward to obtain approval for our acquisition of Valspar.”

Gary E. Hendrickson, Chairman and Chief Executive Officer of Valspar, said, “We believe that Axalta is an excellent buyer for our North American Industrial Wood Coatings business and will provide great opportunities for our talented employees. Axalta is a strong cultural fit with Valspar and shares our commitment to innovation and customer service. We will work closely with Axalta to ensure a smooth transition of this business.”

The sale of Valspar’s North American Industrial Wood Coatings business to Axalta is subject to the closing of the Valspar and Sherwin-Williams merger, as well as customary closing conditions and regulatory approvals, including the approval of the FTC and the CCB. Axalta has secured a financing commitment for the transaction through Deutsche Bank AG New York Branch, subject to customary closing conditions. JP Morgan acted as financial advisor to Sherwin-Williams.

On March 20, 2017, Sherwin-Williams and Valspar announced the extension of the merger agreement to June 21, 2017. This extension, especially in light of the agreement announced today, is expected to provide more than sufficient time to complete the Valspar acquisition.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

About Valspar

Valspar is a global leader in the coatings industry providing customers with innovative, high-quality products and value-added services. Our 11,000 employees worldwide deliver advanced coatings solutions with best-in-class appearance, performance, protection and sustainability to customers in more than 100 countries. Valspar offers a broad range of superior coatings products for the consumer market, and highly-engineered solutions for the construction, industrial, packaging and transportation markets. Founded in 1806, Valspar is headquartered in Minneapolis. Valspar’s shares are traded on the New York Stock Exchange (symbol: VAL). For more information, visit www.valspar.com and follow @valspar on Twitter.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking information about Valspar, Sherwin-Williams and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of Valspar and its subsidiaries. Valspar and Sherwin-Williams caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks and uncertainties include the following: the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; delay in completing any divestitures required to receive regulatory approval; the potential for regulatory authorities to require divestitures in connection with the proposed transaction and the possibility that Valspar stockholders consequently receive $105 per share instead of $113 per share; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Valspar and its management; the effect of announcement of the transaction on Valspar’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; fluctuations in the availability and prices of raw materials; difficult global economic and capital markets conditions; risks associated with revenues from foreign markets; interruption, failure or compromise of Valspar’s information systems; and changes in the legal and regulatory environment. Valspar and Sherwin-Williams make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

CONTACTS

For The Sherwin-Williams Company:

Investor Relations Contact:

Bob Wells

Senior Vice President, Corporate Communications and Public Affairs

Sherwin-Williams

(216) 566-2244

rjwells@sherwin.com

Media Contacts:

Mike Conway

Director, Corporate Communications

Sherwin-Williams

(216) 515-4393

mike.conway@sherwin.com

Or

Sard Verbinnen & Co

Jim Barron / Jared Levy / Patrick Scanlan

(212) 687-8080

For The Valspar Corporation:

Investor and Media Contact:

Bill Seymour

Vice President, Investor Relations, Communications and Finance

(612) 656-1328

william.seymour@valspar.com

Or

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Tim Lynch / Joseph Sala

(212) 355-4449

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